As filed with the Securities and Exchange Commission on January 14, 2005

Registration No. 333-84130

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETCO Animal Supplies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-2148979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9125 Rehco Road

San Diego, California 92121

(858) 453-7845

(Address of principal executive offices, including zip code, and telephone number)

1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of

PETCO Animal Supplies, Inc.

2002 Incentive Award Plan of PETCO Animal Supplies, Inc.

(Full title of the plans)

Copies to:
JAMES M. MYERS Chief Executive Officer PETCO Animal Supplies, Inc. 9125 Rehco Road San Diego, California 92121 (858) 453-7845	THOMAS A. EDWARDS, ESQ. ANDREW S. GREENHALGH, ESQ. Latham & Watkins LLP 600 West Broadway, Suite 1800 San Diego, California 92101 (619) 236-1234
(Name, address, including zip code, and telephone number, including area code, of agent for service)

POST EFFECTIVE AMENDMENT NO. 1

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by PETCO Animal Supplies, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of PETCO Merger Co., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, which was consummated on January 13, 2005 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of PETCO Holding Co., a Delaware corporation (the “Registrant”), which in connection with the Merger changed its name to PETCO Animal Supplies, Inc. Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant.

In accordance with Rule 414, the Registrant, as the successor issuer, hereby expressly adopts this Registration Statement and the Registration Statements incorporated by reference herein of the Predecessor Registrant as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to General Instruction E to Form S-8, this Form S-8 incorporates herein by reference the contents of the Predecessor Registrant’s Registration Statement on Form S-8 (Registration No. 333-84130, relating to 7,620,992 shares of the Registrant’s Common Stock).

PART I

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Predecessor Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed by the Predecessor Registrant with the Securities and Exchange Commission on April 5, 2004.

(b) The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2004, filed by the Predecessor Registrant with the Securities and Exchange Commission on May 28, 2004.

(c) The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, filed by the Predecessor Registrant with the Securities and Exchange Commission on August 30, 2004.

(d) The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2004, filed by the Predecessor Registrant with the Securities and Exchange Commission on December 7, 2004.

(e) The Predecessor Registrant’s Current Reports on Form 8-K filed by the Predecessor Registrant with the Securities and Exchange Commission on February 18, 2004, March 11, 2004 (with respect to Items 5 and 7), March 23, 2004, June 17, 2004, June 22, 2004, October 26, 2004 and January 14, 2005.

(f) The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Securities and Exchange Commission and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchases or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s bylaws currently provide for indemnification of its officers and directors to the full extent permitted by applicable law.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by PETCO pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, PETCO certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 14, 2005.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ JAMES M. MYERS
James M. Myers Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ JAMES M. MYERS James M. Myers	Chief Executive Officer and Director (Principal Executive Officer)

/s/ RODNEY CARTER Rodney Carter	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ BRIAN K. DEVINE* Brian K. Devine	Director

/s/ JONATHAN COSLET* Jonathan Coslet	Director

/s/ JOHN G. DANHAKL* John G. Danhakl	Director

/s/ JULIAN C. DAY* Julian C. Day	Director

David B. Appel	Director

Sandra N. Bane	Director

Charles W. Duddles	Director

Arthur B. Laffer	Director

*By	/s/ JAMES M. MYERS
James M. Myers

*	Attorney-in-Fact pursuant to power of attorney contained in original filing of this Registration Statement.

EXHIBIT INDEX

Exhibit

4.1	1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.*

4.2	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.*

4.3	Form of PETCO Animal Supplies, Inc. Stock Option Agreement.**

5.1	Opinion of Latham & Watkins LLP.**

23.1	Consent of KPMG LLP, Independent Auditors.**

23.2	Consent of Latham & Watkins (included in Exhibit 5.1).**

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333- 75830).

**	Filed herewith.